UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2013

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective March 29, 2013, ImmunoGen, Inc. (referred to as “we” or “us”) and Novartis Institutes for BioMedical Research, Inc. (“Novartis”) amended the Multi-Target Agreement between Novartis and us originally entered into on October 8, 2010.  Under this amendment, Novartis can take a license to develop and commercialize products directed at two pre-defined and related undisclosed targets, one target licensed on an exclusive basis and the other target initially licensed on a non-exclusive basis, subject to the terms and conditions set forth in the form of license agreement attached to the amendment.  In connection with the execution of this amendment to the Multi-Target Agreement, Novartis agreed to pay us a fee in the amount of $3.5 million.  We may be required to credit this fee against future milestone payments if Novartis discontinues the development of a specified product under certain circumstances.

On March 29, 2013, Novartis also took the license referenced above under the Multi-Target Agreement, as amended, enabling it to develop and commercialize products directed at the two targets.  We are entitled to receive a $1 million upfront fee with the execution of this license. Additionally, the execution of this license provides us the opportunity to receive milestone payments potentially totaling approximately $200 million or $238 million, depending on the composition of any resultant products. Additionally, we are entitled to receive royalties on product sales, if any. Novartis also has the right to convert the noted non-exclusive license to an exclusive license, in which case we would be entitled to receive a conversion fee and, depending on the composition of resultant products, an upward adjustment on milestone payments.

Consistent with the ongoing collaboration, we are also entitled to receive payments for manufacturing preclinical and clinical materials at the request of Novartis as well as for research and development activities performed on behalf of Novartis.  Novartis is responsible for the development, manufacturing and marketing of any products resulting from this license.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: April 4, 2013	/s/ Gregory D. Perry

Gregory D. Perry
Executive Vice President and Chief Financial Officer